Exhibit 23.1

CONSENT OF ERNST & YOUNG, LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of Telik, Inc. for the registration of $200,000,000 of common stock of Telik, Inc. and to the incorporation by reference therein of our report dated February 6, 2004, with respect to the financial statements of Telik, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

Palo Alto, California

April 7, 2004